Exhibit 99(a)(56)

THE LAZARD FUNDS, INC.

ARTICLES OF AMENDMENT

THE LAZARD FUNDS, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, immediately upon the Effective Time (as defined below), every three shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation classified and designated as a class of Lazard US Equity Concentrated Portfolio that were issued and outstanding immediately before the Effective Time shall be combined into one issued and outstanding share of such class, $0.003 par value per share (the “Portfolio Shares”).

SECOND: The amendment to the Charter as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD: The Charter is hereby amended, effective immediately after the Effective Time, to decrease the par value of the Portfolio Shares issued and outstanding immediately after the Effective Time to $0.001 per share.

FOURTH: The amendment to the Charter as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH: These Articles of Amendment shall become effective as of the close of business on May 16, 2025 (the “Effective Time”).

SIXTH: The amendments to the Charter as set forth above do not increase the authorized stock of the Corporation.

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The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, The Lazard Funds, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by Vice President and Secretary and attested to by its Assistant Secretary on this 28th day of March, 2025.

THE LAZARD FUNDS, INC.

/s/ Mark R. Anderson
Name: Mark R. Anderson
Title: Vice President and Secretary

ATTEST:

/s/ Robert Spiro
Name: Robert Spiro
Title: Assistant Secretary